Exhibit 4.2

CERTIFICATE OF CORRECTION OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

BIODELIVERY SCIENCES INTERNATIONAL, INC.

It is hereby certified that:

1. The name of the corporation is BioDelivery Sciences International, Inc. (the “Corporation”).

2. The Certificate of Designations, Preferences and Rights of Series A Non-Voting Convertible Preferred Stock of the Corporation (the “Certificate of Designations”), which was filed with the Secretary of State of Delaware on August 20, 2004 is hereby corrected.

3. The inaccuracy to be corrected in the Certificate of Designations is as follows:

The first proviso in Section 3(a) of the Certificate of Designations was included in the Certificate of Designations by error.

4. The portion of the instrument in corrected form is as follows:

Section 3(a) of the Certificate of Designations is hereby corrected in its entirety to read as follows:

(a) Upon any Liquidation Event (as defined below), subject to the rights and preferences of any shares of the Company’s preferred stock having liquidation rights senior to those of the Series A Stock, the assets and funds of the Company legally available for distribution to its stockholders shall be distributed ratably (the “Liquidation Event Distribution”) among the holders of the Common Stock and Series A Stock as if such shares of Series A Stock had been converted into Common Stock at the then-applicable Series A Stock Conversion Rate immediately prior to such distribution, without any further action by the holders of such shares; provided, however, that all declared and unpaid dividends, if any, shall be paid to holders of Series A Stock in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such payment); provided further, however, that the Company’s obligations with respect to the Liquidation Event Distribution shall be contingent upon the delivery of the certificates evidencing such shares of Series A Stock to the Company or its transfer agent as provided below, or the notification by the holder to the Company or its transfer agent that such certificates have been lost, stolen or destroyed and execution of an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates;

Dated: August 25, 2004

/s/ James A. McNulty
James A. McNulty
Secretary, Treasurer and Chief Financial Officer